 GLOBALSTAR ANNOUNCES SECOND QUARTER 2021 RESULTS

Covington, LA, August 5, 2021 -- Globalstar, Inc. (NYSE American: GSAT) today announced its operating and financial results for the quarter ended June 30, 2021.

Dave Kagan, Chief Executive Officer of Globalstar, commented, “We are pleased with the improvement of several key performance indicators during the second quarter, including a significant increase in SPOT and Commercial IoT equipment sales, which is a leading indicator of future subscriber activations and service revenue growth. SPOT activations continue at record levels with LTM gross activations up 26% from the prior period, while Commercial IoT ARPU continues to increase driven by higher usage and a favorable rate plan mix. We have executed on our robust sales pipeline while opening up new opportunities that would expand the customer relationships and distribution channels that we currently serve."

Kagan continued, "Many people in our organization are focused on the blocking and tackling associated with supporting our existing VAR relationships, progressing our product development efforts, and developing our next generation of network assets. These fundamental roles are critical to our success and they have been hitting on all cylinders. However, what will be essential to our ability to meaningfully capitalize on the vast opportunities available to us, particularly in the Commercial IoT space, is identifying, pursuing and closing large deals. One such opportunity in particular is remote monitoring in the alternative energy industry, which has progressed over the last few months with successful field testing. While this opportunity isn't yet secured, deployments such as this one will expand the use cases and industries that our products can support, which would further reduce the oil and gas concentration that contributed to lower demand during 2020 and provide a more diverse revenue base.

"We also continue to reduce leverage, and I am happy to report that we have less than $50 million of net first lien principal outstanding and we are working to continue to optimize our balance sheet."

Jay Monroe, Executive Chairman of Globalstar, commented, “Dave and his team are executing on the plan to transition the satellite business to an internet of things focused service and I am confident that the new products in the pipeline will meet the evolution of the IoT space beyond the reach of cellular. The spectrum opportunity is also progressing very rapidly, and its potential gets clearer to us every quarter. While Nokia, Airspan and XCom continue to pursue Band 53 opportunities, we have added to the growing list of Band 53 supporters to now include a large global systems integrator. We have deployed our first revenue producing private network in Africa at a large mining complex and have made promising inroads with several large potential partners across the continent while continuing to execute on opportunities in the western hemisphere."

Monroe concluded, "Lastly, the international regulatory effort continues across four continents and we expect to announce additional regulatory wins that will take us to over one billion people covered by Band 53 authorities. This is a very nice time to be at Globalstar with the capital structure greatly improved and the realization of our long held strategy closer and closer to our grasp."

FINANCIAL REVIEW

Revenue

Total Revenue

Total revenue for the second quarter of 2021 decreased slightly from the second quarter of 2020. Higher revenue generated from subscriber equipment sales was offset by lower service revenue.

Service Revenue

Service revenue decreased over the prior year's quarter due primarily to fewer Duplex subscribers. While the decline in Duplex subscribers is expected to continue as we focus our resources on other revenue streams, we continue to see consistent subscriber activations and recurring service revenue; however, these activations are limited by the amount of devices available for sale.

Conversely, SPOT activations were up 33% and churn was down 40% from the second quarter of 2020. This positive subscriber behavior had led to an end-of-period subscriber increase during the quarter, following a period of elevated subscriber churn during 2020. Despite the improved subscriber metrics, service revenue declined 3% during the second quarter of 2021 due to a decline in ARPU. Our competitively-priced service plans are lower than our historic rates; therefore, ARPU will continue to decrease in the near term, particularly in periods with a high volume of activations. However, based on recent experience, we continue to expect that the increase in volume of new subscribers will more than offset the revenue impact from lower ARPU.

Finally, service revenue generated from Commercial IoT subscribers increased 5% in the second quarter of 2021 driven by higher ARPU compared to the prior year's quarter. Additionally, as discussed later, Commercial IoT equipment sales were up significantly from the prior year period, which is a key indication of future service revenue growth.

Subscriber Equipment Sales

Subscriber equipment sales increased $1.4 million in the second quarter of 2021 compared to the second quarter of 2020. The majority of the revenue increase was driven by a higher volume of Commercial IoT sales. Revenue generated from Commercial IoT sales more than doubled with each device type selling more than in the prior year period. Revenue from SPOT equipment sales also increased significantly with revenue up 32% in the second quarter of 2021 as we continue to expand retailer distribution channels and experience growing demand for our SPOT products.

Regarding the supply chain shortage impacting a variety of industries, we are actively managing this situation. We are ordering material in higher volumes and at higher costs than historically done, but believe that our production quantities will be sufficient to meet our sales demand. As this situation relates to sales margins, we negotiated a reduction in labor rates with our primary manufacturer in the third quarter of 2020. This cost reduction has offset the impact from higher component parts when comparing the first half of 2021 to the prior year period.

Loss from Operations

Loss from operations was $16.0 million during the second quarter of 2021 compared to $15.4 million during the second quarter of 2020. The increase in operating loss was due primarily to higher operating expenses of $0.5 million. During the second quarter of 2021, we recorded a reduction in the value of inventory of $0.8 million related to obsolete material for discontinued products.

An increase in cost of services due to higher licensing fees for new software products was offset by a reduction in marketing, general and administrative (MG&A) expenses due to a favorable fluctuation in bad debt expense following the bad debt reserve and subsequent recovery of an individually significant customer balance.

Notably, cost of subscriber equipment sales was generally flat between periods despite a significant increase in equipment revenue. During the second quarter of 2021, we reversed an accrual for potential tariffs owed on imports from China made prior to a ruling by the U.S Customs and Border Protection in September 2019 that are no longer due, resulting in an expense reduction of $0.9 million recognized during the quarter. Excluding this reversal, cost of subscriber equipment sales increased in line with the increase in total revenue from subscriber equipment sales.

Net Loss

Net loss decreased $3.3 million from the second quarter of 2020 to the second quarter of 2021. This change was due primarily to lower interest expense, a gain on extinguishment of debt, and higher foreign currency gains, offset partially by a higher derivative loss. The decrease in interest expense was driven by lower interest costs on the First Lien Facility Agreement due to principal payments made in the last twelve months. The gain on extinguishment of debt was due to the SBA's forgiveness of our PPP loan in June 2021, offset partially by an extinguishment loss from prepayments on our First Lien Facility Agreement during the second quarter of 2021.

Adjusted EBITDA

Adjusted EBITDA was $9.8 million during the second quarter of 2021, consistent with the prior year's quarter, as revenue and operating expenses (excluding EBITDA adjustments) were generally flat for the reasons previously discussed.

Liquidity

As of June 30, 2021, we held cash and cash equivalents of $15.7 million and restricted cash of $51.0 million. As previously announced, we received an advance payment of $37.5 million during the second quarter of 2021. We used these proceeds to pay a portion of the remaining amount due under the First Lien Facility Agreement. Net of the $51.0 million held in a restricted cash account, the remaining principal balance due under the First Lien Facility Agreement is $46.8 million in December 2022.

Our sources of cash also include operating cash flows generated from the business. We expect our uses of cash over the next twelve months to include operating costs, capital expenditures related primarily to network upgrades, and interest payments.

About Globalstar, Inc.
Globalstar is a leading provider of customizable Satellite IoT Solutions for customers around the world in industries such as oil and gas, transportation, emergency management, government, maritime and outdoor recreation. A pioneer of mobile satellite voice and data services, Globalstar solutions connect people to their devices and allow businesses to streamline operations providing safety and communication and enabling mobile assets to be monitored remotely via the Globalstar Satellite Network. The Company's Commercial IoT product portfolio includes industry-acclaimed SmartOne asset tracking products, Commercial IoT satellite transmitters and the SPOT® product line for personal safety, messaging and emergency response, all supported on SPOT My Globalstar, a robust cloud-based enhanced mapping solution. Learn more at Globalstar.com.

Note that all SPOT products described in this press release are the products of SPOT LLC, which is not affiliated in any manner with Spot Image of Toulouse, France or Spot Image Corporation of Chantilly, Virginia.

Investor Contact Information:
Denise Davila
investorrelations@globalstar.com

Safe Harbor Language for Globalstar Releases
This press release contains certain statements that are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on current expectations and assumptions that are subject to risks and uncertainties which may cause actual results to differ materially from the forward-looking statements. Forward-looking statements, such as the statements regarding our expectations with respect to the pursuit of terrestrial spectrum authorities globally, future increases in our revenue and profitability, the impact on our business due to unexpected events such as the COVID-19 coronavirus, and other statements contained in this release regarding matters that are not historical facts, involve predictions. Any forward-looking statements made in this press release are believed to be accurate as of the date made and are not guarantees of future performance. Actual results or developments may differ materially from the expectations expressed or implied in the forward-looking statements, and we undertake no obligation to update any such statements. Additional information on factors that could influence our financial results is included in our filings with the Securities and Exchange Commission, including our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K.

GLOBALSTAR, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share data)
(Unaudited)

	Three Months Ended
	June 30,
	2021	2020
Revenue:
Service revenue	$25,617	$27,090
Subscriber equipment sales	4,662	3,274
Total revenue	30,279	30,364
Operating expenses:
Cost of services (exclusive of depreciation, amortization, and accretion shown separately below)	9,123	8,647
Cost of subscriber equipment sales	2,858	2,940
Cost of subscriber equipment sales - reduction in the value of inventory	782	—
Marketing, general and administrative	9,681	10,253
Depreciation, amortization, and accretion	23,843	23,903
Total operating expenses	46,287	45,743
Loss from operations	(16,008)	(15,379)
Other (expense) income:
Loss on extinguishment of debt	2,664	—
Interest income and expense, net of amounts capitalized	(10,778)	(11,508)
Derivative (loss) gain	(1,310)	1,160
Foreign currency gain	4,425	1,314
Other	(88)	(233)
Total other (expense) income	(5,087)	(9,267)
Loss before income taxes	(21,095)	(24,646)
Income tax expense	354	90
Net loss	$(21,449)	$(24,736)

Net loss per common share:
Basic	$(0.01)	$(0.01)
Diluted	(0.01)	(0.01)
Weighted-average shares outstanding:
Basic	1,791,943	1,668,974
Diluted	1,791,943	1,668,974

GLOBALSTAR, INC.
RECONCILIATION OF GAAP NET INCOME (LOSS) TO NON-GAAP ADJUSTED EBITDA
(In thousands)
(Unaudited)

	Three Months Ended
	June 30,
	2021	2020
Net loss	$(21,449)	$(24,736)

Interest income and expense, net	10,778	11,508
Derivative loss (gain)	1,310	(1,160)
Income tax expense	354	90
Depreciation, amortization, and accretion	23,843	23,903
EBITDA	14,836	9,605

Non-cash compensation	1,143	1,263
Reduction in the value of inventory	782	—
Foreign exchange and other	(4,337)	(1,081)
Adjusted EBITDA (1)	$9,760	$9,787

(1)
EBITDA represents earnings before interest, income taxes, depreciation, amortization, accretion and derivative (gains)/losses. Adjusted EBITDA excludes non-cash compensation expense, reduction in the value of assets and inventory, foreign exchange (gains)/losses and certain other non-recurring charges as applicable. Management uses Adjusted EBITDA in order to manage the Company's business and to compare its results more closely to the results of its peers. EBITDA and Adjusted EBITDA do not represent and should not be considered as alternatives to GAAP measurements, such as net income/(loss). These terms, as defined by us, may not be comparable to similarly titled measures used by other companies.

The Company uses Adjusted EBITDA as a supplemental measurement of its operating performance. The Company believes it best reflects changes across time in the Company's performance, including the effects of pricing, cost control and other operational decisions. The Company's management uses Adjusted EBITDA for planning purposes, including the preparation of its annual operating budget. The Company believes that Adjusted EBITDA also is useful to investors because it is frequently used by securities analysts, investors and other interested parties in their evaluation of companies in similar industries. As indicated, Adjusted EBITDA does not include interest expense on borrowed money or depreciation expense on our capital assets or the payment of income taxes, which are necessary elements of the Company's operations. Because Adjusted EBITDA does not account for these expenses, its utility as a measure of the Company's operating performance has material limitations. Because of these limitations, the Company's management does not view Adjusted EBITDA in isolation and also uses other measurements, such as revenue and operating profit, to measure operating performance.

GLOBALSTAR, INC.
SCHEDULE OF SELECTED OPERATING METRICS
(In thousands, except subscriber and ARPU data)
(Unaudited)

	Three Months Ended
	June 30,
	2021		2020
	Service	Equipment	Service	Equipment
Revenue
Duplex	$7,243	$331	$8,556	$625
SPOT	11,139	2,230	11,579	1,695
Commercial IoT	4,504	2,090	4,298	939
Engineering and other	2,731	11	2,657	15
Total revenue	$25,617	$4,662	$27,090	$3,274

Average subscribers
Duplex	44,160		50,491
SPOT	264,508		264,395
Commercial IoT	409,346		415,004
Other	27,603		27,342
Total average subscribers	745,617		757,232

ARPU (1)
Duplex	$54.67		$56.49
SPOT	14.04		14.60
Commercial IoT	3.67		3.45

(1)    Average monthly revenue per user (ARPU) measures service revenues per month divided by the average number of subscribers during that month. Average monthly revenue per user as so defined may not be similar to average monthly revenue per unit as defined by other companies in the Company's industry, is not a measurement under GAAP and should be considered in addition to, but not as a substitute for, the information contained in the Company's statement of operations. The Company believes that average monthly revenue per user provides useful information concerning the appeal of its rate plans and service offerings and its performance in attracting and retaining high value customers.